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                                                                    EXHIBIT 10.1

             THIS IS A FAIR AND ACCURATE ENGLISH TRANSLATION OF THE
            ORIGINAL EMPLOYMENT CONTRACT BY AND BETWEEN DR. FRANCISCO
             JOGLAR PESQUERA AND TRIPLE-S, INC. WHICH IS IN SPANISH

                               EMPLOYMENT CONTRACT

In the city of San Juan, Puerto Rico, today the 1st of July of 2005.

                                     APPEAR

FOR THE FIRST PART: TRIPLE-S, INC., a corporation organized and engaged in business in conformance with Commonwealth of Puerto Rico laws, represented here by its Board of Director's Chairman, DR. WLMER RODRIGUEZ SILVA, and by its Chief Executive Officer, CPA SOCORRO RIVAS RODRIGUEZ, of legal age, married, the latter a physician by trade, and residing in Guaynabo, Puerto Rico, and the former an executive residing in San Juan, Puerto Rico, whose authorities and duties they are repaired to justify as soon as it is required of them.

FOR THE SECOND PART: FRANCISCO JOGLAR PESQUERA, of legal age, married, a physician by trade and a resident of Rio Piedras, Puerto Rico.

The undersigned, with the intention of entering into an employment contract and with the legal capacity to execute this document, to that effect, freely and voluntarily

                                     EXPOSE

FIRST: For purposes of abbreviation and ease in understanding and analyzing this agreement of intentions, the following terms shall have the meaning stated in these definitions:

      a. The "CEO"; The Chief Executive Officer of Triple-S, Inc., CPA Socorro Rivas Rodriguez

      b.    The "BOARD"; The Board of Directors of Triple-S, Inc.

      c.    The "PBD"; President of the BOARD, Dr. Wilmer Rodriguez Silva

      d. The "VMDP"; The Senior Vice-president of the Medical, Dental and Professional Matters Division, Dr. Francisco Joglar Pesquera,

      e.    The "CONTRACT"; This Employment Contract.

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SECOND: That Triple-S, Inc. is a company dedicated, among other activities, to providing insurance coverage for the receipt of medical-hospital services throughout the Commonwealth of Puerto Rico.

THIRD: That the VMDP is a vastly experienced professional in the Medical Field, having obtained a Doctor of Medicine Degree from the University of Puerto Rico, interning and specializing in internal medicine and Nephrology at the University of Puerto Rico School of Medicine's University Hospital. Also, during the last 25 years the VMDP has performed as Professorial Chair at the University of Puerto Rico, School of Medicine, and as its Dean during the last five and a half years. He has been practicing in the medical private practice for the past 27 years.

FOURTH: For purposes of establishing the internal relationship between both contracting parts as herein stated, they agree to the present CONTRACT subject to the following Clauses and Conditions.

                               GENERAL PROVISIONS

      1. EXCELLENCE IN PERFORMANCE: Through this CONTRACT, the VMDP is under the obligation of dedicating and directing full time, intellect, attention, energy, experience and knowledge towards the protection of Triple-S, Inc.'s best interests, within the framework of excellence his capacity and ability permit.

      2. OFFICER AND TITLE: The VMDP will carry the Title of Senior Vice-president of the Medical, Dental and Professional Matters of Triple-S, Inc.

      3. HIERARCHY: The VMDP will respond directly to Triple-S, Inc.'s CEO, and will inform the Board of Directors about Triple-S, Inc.'s medical, dental and professional problems.

      4. FIDUCIARY NORMS AND OBLIGATIONS: The VMDP will be under the obligation to conform loyally and fully with all administrative guidelines, rules, regulations and norms established by Triple-S, Inc., developing and establishing the operational controls necessary to protect Triple-S, Inc.'s best interests. The VMDP will be loyal to Triple-S, Inc. at all times, and will solemnly recognize the obligation represented in his acceptance of the current title.

                               SPECIFIC PROVISIONS

      5. PRINCIPAL FUNCTIONS. The functions the VMDP will undertake through this contract will be all those related to Triple-S, Inc.'s medical, dental and professional matters, and he will be the person the CEO will turn to in dealing with these medical, dental and professional matters. The VMDP's functions

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            will invariably be performed in Triple-S, Inc.'s best interests and for its protection.

            The VMDP will participate in meetings held by the Professional Relations and in the Board of Directors, in the role of Advisor. His presence will be required in the meetings held by this committee and by the Board of Directors, unless the President of the Committee, or the Board, excuse his presence.

      6. INCIDENTAL OR ACCESSORY FUNCTIONS. The VMDP should also fulfill all those functions, tasks and commissions, incidental or accessory, which the CEO assigns him from time to time, including his presence in other Board Committees.

      7. ECONOMIC REMUNERATION. The VMDP will be economically remunerated in the following manner for the services that, in keeping with this CONTRACT, he is under the obligation to fulfill:

            a. Salary. An annual salary of $175,000.00, equivalent to $14,583.33 a month.

            b. Christmas Bonus. A Special Christmas bonus equivalent to 5% of his annual salary, plus half a month's salary, plus any bonus Triple-S, Inc. is obligated by law provisions to pay. This Christmas bonus will be paid in conformance to the Triple-S, Inc.'s policies and norms applicable to their management employees, and as modified from time to time.

            c. Optional Additional Annual Bonus. The Board of Directors can also, at their option, grant an optional additional annual bonus that will be computed by the Board of Directors each year, as is established in the following clause.

            d. Attached as Attachment A of this contract, the document titled Annual Compensation Statement which provides a detail of the remuneration and marginal benefits. Attachment A is part of this contract.

      8. COMPUTING THE OPTIONAL ADDITIONAL ANNUAL BONUS. The Optional Additional Annual Bonus (AAB) will be determined annually, at the Board of Director's option, immediately after Triple-S, Inc. receives its financial statements for the pertinent economic year, certified by their external auditors. The AAB will be credited to the VMDP as soon as the Board has determined it, and according to the criteria it establishes for its payment. The Board of Directors will compute the AAB at the time it considers the Vice Presidents' AABs.

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      9.    DEFERRED COMPENSATION. The VMDP will have the power to, from time to time, defer payments for any of the before mentioned economic remuneration concepts in keeping with his wishes, if and when such action is in accordance to the applicable law provisions and to good corporate practices.

      10. ANNUAL SALARY REVISION. The VMDP's Salary will be reviewed annually, effective July 1st of each year, beginning on January 1, 2007. Said revision would take into account the percent of change in Puerto Rico's general economic inflation rate, as determined by the Planning Board for the previous year, and other factors regarding compensation of other Officers of same or similar position and responsibility within the local industry and commerce, and any other relevant factor, for example, that Triple-S, Inc. has closed the revision applicable year with positive financial results. The BOARD shall do the computing of the salary change at the time it reviews compensation to Vice-presidents.

      11. FRINGE BENEFITS. The VMDP will have the right to all fringe benefits such as: Retirement Plan, Health Plan, vacations, sick leave, disability insurance and others, in conformance to Triple-S, Inc.'s policies and norms as applicable to its management employees, and as modified from time to time.

            Triple-S, Inc. also will reimburse or pay the VMDP the following:

               a. Representation, travel and miscellaneous expenses which are reasonably and necessarily incurred in carrying out his official duties;

               b. Annual membership fees to two professional associations such as the Puerto Rico College of Physicians and Surgeons, and the Puerto Rico Medical Association, per prior approval from the CEO, and

               c. Any other related expenses that the CEO deems necessary in carrying out his duties.

      12. DEDUCTIONS. Triple-S, Inc. will make all deductions from the VMDP's remuneration that the law requires, such as: social security, retained income taxes, and his spouse's and any other optional dependent's life and disability insurance portion. The VMDP is authorized to acquire any life insurance coverage in addition to the one currently held by Triple-S, Inc., at his own responsibility and cost.

      13. EXCLUSION FROM THE MINIMUM WAGE LAW. The VMDP recognizes that the duties he will undertake are excluded from the Puerto Rico Minimum Wage Law.

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      14.   EFFECTIVENESS AND TERM OF CONTRACT. This contract's effective date is established to be July 1, 2005 and its ending date is June 30, 2010. The Board of Directors can, at their option, renew this contract. The Board of Directors must notify the VMDP no later than one year before the ending date of this original contract term or of its renovation, of their decision to renew or not renew it.

            If Triple-S, Inc. decides not to renew the Contract, it is under the obligation to pay the VMDP one year's salary. Triple-S, Inc. must also have fulfilled all obligations to the VMDP which correspond to his contract's terms, including those regarding compensation and fringe benefits. Disbursement of this amount shall occur no later than the last effective date of this contract. In case this contract is renewed and then terminated by Triple-S Inc. before the renovation's ending date, Triple-S, Inc. is under the obligation of providing the VMDP with the same compensation.

      15. UNILATERAL RESOLUTION- JUST CAUSE. It is understood that Triple-S, Inc. is assisted by just cause for unilaterally dissolving this CONTRACT when the VMDP incurs in any of the following behaviors:

                  a. Negligence in carrying out his duties, or their late, inadequate or inept performance;

                  b. Conviction of a felony or misdemeanor involving moral depravation;

                  c.    Insubordination;

                  d. Material non-conformance to corporate norms, rules and agreements, or those of this CONTRACT;

                  e.    Improper or disorderly conduct;

                  f.    Existence of a conflict of interests;

                  g. Total, temporary or partial closing of Triple-S, Inc.'s operations;

                  h. Employment reductions that result from Triple-S, Inc.'s diminishing business volume.

                  In such case, the compensations described in clause 15 and 16 will not be applicable.

      16. UNILATERAL RESOLUTION. The parties agree that Triple-S, Inc. has the right to dissolve unilaterally this contract at any time before the agreed ending

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            date. To exercise this right, the PBD and the CEO will jointly notify the VMDP thirty days before the effective date of said unilateral dissolution. As a condition for Triple-S, Inc. to exercise this right, it must proceed immediately with the total cash liquidation of the balance of this professional employment contract, in addition to the one year salary specified in paragraph 14, including the fringe benefits, and subtracting the discounts applicable by law. Triple-S, Inc. will have the option of continuing monthly payments until the contract is completed.

            The VMDP will be able to resolve this contract unilaterally in any moment, notifying the PBD and the CEO thirty (30) days prior to being effective said unilateral resolution. In said case, the compensations discussed before will not be applicable.

      17. PREMATURE TERMINATION- DEATH, DISABILITY OR BANKRUPTCY. If the VMDP should die during this CONTRACT term, Triple-S, Inc. will liquidate his wages through payment to the heirs. Besides the life insurance the VMDP is entitled to as specified, and the liquidation of his wages, the VMDP's heirs are not entitled to any additional compensation.

            If the VMDP should suffer a significant mental or physical disability, or if Triple-S, Inc. should be brought, voluntarily or involuntarily, to a bankruptcy process, Triple-S, Inc. can, at its option entirely, dissolve this contract unilaterally. This without the assumption that the VMDP's rights are violated in case of a physical disability, due to the disability insurance stated before.

            For purposes of the last paragraph, it will be understood that the VMDP suffers from significant physical or mental disability when he absents himself from his employment for SIX (6) consecutive months, or he is absent in excess of NINETY PERCENT (90%) of said SIX consecutive month period. In termination for any of the before mentioned reasons, the payment of one year's salary will not apply.

      18. PRIVILEGED MATERIAL- CONFIDENTIALITY. Except as formerly stated, all the information Triple-S, Inc. shares with the VMDP, or that he is privy to as a consequence of his employee relationship with Triple-S, Inc., in the guise of any chores, relationships, contacts, businesses, clients and duties, will constitute privileged and confidential material.

            Consequently, the VMDP will not divulge said information to third parties, including Triple-S, Inc. employees, functionaries or officers who do not have a legitimate reason to know this information. The confidentiality and privilege obligation discussed here shall survive the conclusion, unilateral resolution or termination of this CONTRACT.

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      19.   DOCUMENTS. At the end of this contract, the VMDP will keep or return all documents, objects, materials and the rest of the information he has obtained through Triple-S, Inc. business, in the Triple-S, Inc. offices, recognizing at the same time that said documents, objects, materials and related information are the exclusive property of Triple-S, Inc.

      20. LIMITATION- OTHER EMPLOYMENT OR DUTIES. The VMDP is not to count on third parties for supplying any service, independent of whether economic compensation is involved or not, unless the CEO and PBD have previously given their express consent.

      21. TRIPLE-S, INC. PERSONNEL. The VMDP will not solicit or encourage the Triple-S, Inc. personnel to quit their jobs and join him or a third party in other activities that are not to Triple-S, Inc.'s benefit.

      THIS CONTRACT IS AGREED UPON BY THE UNDERSIGNED IN CONSIDERATION OF THE
FOLLOWING:

                            MISCELLANEOUS PROVISIONS

      22. CONTRACT CONSTRUCTION. Triple-S, Inc. and their legal representative wrote this contract, therefore its intellectual property and author's rights are theirs. At the same time, the contract is a product of negotiations between both parties, so no assumption or inference should be made in favor of any of them.

      23. CEDING. The VMDP may not totally or partially cede the obligations and responsibilities assumed through this CONTRACT to a third party.

      24. PACT TOTALITY. This document constitutes the total and complete pact agreed to by the contracting parts. No other former agreement, contract or pact should be considered valid or effective.

      25. AMENDMENTS. In case the undersigned wish to amend the content of any clause in this CONTRACT, this should be done in writing, clearly stating which clause is being amended and what the amendment consists of.

      26. HEADINGS. The headings included in this CONTRACT have been added to aid in reading and analyzing it. At no time should these headings be interpreted as the pact agreed upon by the undersigned, or that they amend the content of the clauses each one heads.

      27. LIMITED INVALIDITY. In case any clause in this CONTRACT is declared null or illegal, the rest of the clauses will continue with full effectiveness and force.

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      28.   INTERPRETATION. This CONTRACT will be interpreted according to the prevailing judicial order in the Commonwealth of Puerto Rico.

      29. JURISDICTION AND COMPETENCE. If it were necessary to judicially annul any controversy related to this CONTRACT, the parties will submit voluntarily to the jurisdiction of the Puerto Rico Court of First Instance and would choose the San Juan Halls of the Superior or District Court, as were the case, to void it.

      SUCH IS THE PACT agreed upon by contracting parties, which they recognize and sign in San Juan, Puerto Rico on the date stated above.

  /s/  Dr. Wilmer Rodriguez Silva              /s/ Dr. Francisco Joglar Pesquera
-----------------------------------------    -----------------------------------
By: Dr. Wilmer Rodriguez Silva               By: Dr. Francisco Joglar Pesquera
    Chairman of the Board of Directors

  /s/ Socorro Rivas Rodriguez
------------------------------------------
By: Socorro Rivas Rodriguez
    President and CEO Triple-S, Inc.

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                                                                    ATTACHMENT A

                          ANNUAL COMPENSATION STATEMENT

Name:                   _________________________
Department:             _________________________
Division:               _________________________
Basic Monthly Salary:       $14,583.33

Basic Annual Salary:                                     $  175,000.00
                                                         -------------
Marginal Benefits:
    Vacations (18 days) A              $    12,115.38
    Legal Christmas Bonus (Maximum) B  $       200.00
    Additional Christmas Bonus (c)     $    16,041.67
    Sick Leave (15 Days) D             $    10,096.15    $   38,453.21

    Health Plan (Familiar)             $     7,495.20
    Pension Plan                       $    11,025.00
    Life Insurance (Maximum $100,000)  $       261.30
    Long Term Disability               $       245.00    $   19,026.50

    Social Security                    $     9,246.01
    Unemployment (State)               $       175.00
    Unemployment (Federal)             $        56.00
    Disability Insurance               $        45.00    $    9,522.01

    Performance Bonus (E)              $    52,500.00    $   52,500.00
                                                         -------------
Total Marginal Benefits                                  $  119,501.71
                                                         -------------
Total Compensation                                       $  294,501.71
                                                         =============

A Effective at the completion of the probative period. The accumulation, the benefit and the marginal benefits are directed by corporate policies.

B     If worked 700 hours or more before September 30th

C If worked 700 hours or more before September 30th and is a active regular management employee to the date in which the additional Christmas bonus is paid.

D     We pay 90% of the net accumulated license.

E We pay a maximum of 30% of the basic salary depending on the performance of the officer, and the benefits of the Corporation. It will be discretional of the Board of Directors.

      The Pension Plan contributions start after the person has been employed a year.

   THE CORPORATION RESERVES THE RIGHT TO AMEND, MODIFY, SUSPEND OR FINISH THE BENEFITS HERE DETAILED, IN ALL OR IN PART, IN ANY MOMENT AT ITS SOLE DISCRETION,
  EXCEPT FOR THOSE GIVEN BY DISPOSITION OF LAW, MANDATORY DECREE OR COLLECTIVE
                                   AGREEMENT.